Exhibit 4.5

PRIVATEBANCORP, INC.
AMENDED AND RESTATED
2011 INCENTIVE COMPENSATION PLAN

(As Amended and Restated Effective June 23, 2017)

1.                                      History and Purpose.

Upon the approval of the PrivateBancorp, Inc. Amended and Restated 2011 Incentive Compensation Plan (the “Plan”) by the stockholders of PrivateBancorp, Inc. (“PrivateBancorp”) on May 26, 2011, the Plan replaced the 2007 Long-Term Incentive Compensation Plan (the “Predecessor Plan”) and no further awards could be made under such plan. Awards previously made under the Predecessor Plan continued to be governed by the terms of such plan.

On May 22, 2014, at the Annual Meeting of Stockholders, stockholders of PrivateBancorp approved an amendment and restatement of the Plan. The terms of the Plan in effect prior to May 22, 2014 continued to govern all Awards made by PrivateBancorp from the date of the original approval of the Plan on May 26, 2011 through May 21, 2014. Awards made on and after May 22, 2014 were governed by the terms of that Plan in effect on and after such approval date.

On June 23, 2017 Canadian Imperial Bank of Commerce (“CIBC”) acquired PrivateBancorp (the “Merger”) pursuant to the terms of the Agreement and Plan of Merger among CIBC, CIBC Holdco, Inc. (“Holdco”), and PrivateBancorp (the “Merger Agreement”). At the effective time of the Merger (the “Effective Time”), pursuant to the terms of the Merger Agreement and the provisions hereof, Awards granted under this Plan and the Predecessor Plan were converted and/or cancelled and replaced automatically in accordance with the terms of the Merger Agreement as Replacement Awards (as defined under the terms of the Plan in effect immediately prior to the Effective Time), including as follows:

(a)                                 each outstanding and unexercised Stock Option (as defined under the terms of the Plan in effect immediately prior to the Effective Time) (whether vested or unvested) has been converted automatically into an option to purchase, on the same terms and conditions as were applicable under this Plan or the Predecessor Plan, as applicable, immediately prior to the Effective Time (including vesting terms), as modified by the Omnibus Amendment to Certain PrivateBancorp, Inc. Stock Option Agreements and Restricted Stock Unit Award Agreements effective as of the Effective Time, the number of CIBC Common Shares (rounded down to the nearest whole number of shares) equal to the product of (i) the number of shares of PrivateBancorp Common Stock subject to such Stock Option immediately prior to the Effective Time, multiplied by (ii) 0.7572, which adjusted Stock Option shall have an exercise price per CIBC Common Share equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of PrivateBancorp Common Stock subject to such Stock Option immediately prior to the Effective Time, by (2) 0.7572;

(b)                                 each award of Restricted Shares (as defined under the terms of the Plan in effect immediately prior to the Effective Time) has been cancelled and replaced with a Restricted Share award with the same terms and conditions as were applicable under such Restricted Stock Award immediately prior to the Effective Time (including vesting terms) , and relating to the number of CIBC Common Shares equal to the product of (i) the number of shares of PrivateBancorp Common Stock subject to such Restricted Share award immediately prior to the Effective Time, multiplied by (ii) 0.7572, with any fractional shares rounded to the next whole number of shares;

(c)                                  each award of Restricted Share Units (as defined under the terms of the Plan in effect immediately prior to the Effective Time) granted under this applicable under this Plan or the Predecessor Plan that was outstanding has been (i) if unvested, converted automatically into a cash-settled Restricted Share Unit Award with the same terms and conditions as were applicable under such Restricted Share Unit Award immediately prior to the Effective Time (including vesting terms), as modified by the Omnibus Amendment to Certain PrivateBancorp, Inc. Stock Option Agreements and Restricted Stock Unit Award Agreements effective as of the Effective Time, except that settlement shall be in the form of a cash payment equal to the Fair Market Value of the CIBC Common Shares to which the Award relates, and relating to the number of CIBC Common Shares equal to the product (taken to the fourth decimal place) of (A) the number of shares of PrivateBancorp Common Stock subject to such Restricted Share Unit Award immediately prior to the Effective Time, multiplied by (B) 0.7572, or (ii) if vested (or deemed to be vested pursuant to the Merger Agreement), has been cancelled and converted automatically into the right to receive, (A) a cash payment in an amount determined in accordance with the Merger Agreement; provided, that if the terms of any such vested PrivateBancorp Restricted Share Unit Award did not provide for settlement upon a change in control, such vested Restricted Share Unit Award has been instead converted into a cash-settled Restricted Share Unit Award consistent with (i) above and shall be settled at the earliest time provided by its terms as is consistent with Section 409A of the Code and in accordance with the Merger Agreement; and

(d)                                 each award of a Performance Share Unit (as defined under the terms of the Plan in effect immediately prior to the Effective Time) granted under this Plan or the Predecessor Plan that was outstanding immediately prior to the Effective Time has been (i) if unvested, converted automatically into a cash-settled Restricted Share Unit Award; with the same terms and conditions as were applicable under such Performance Share Unit Award immediately prior to the Effective Time (except that such adjusted Restricted Share Unit Award shall be subject solely to time based vesting and settlement shall be in the form of a cash payment equal to the Fair Market Value of the CIBC Common Shares to which the Award relates), and relating to the number of CIBC Common Shares equal to the product (taken to the fourth decimal place) of (A) the number of shares of PrivateBancorp Common Stock subject to such Performance Share Unit Award immediately prior to the Effective Time, multiplied by (B) 0.7572, or (ii) if vested, has been cancelled and converted automatically into the right to receive, (A) cash payment in an amount determined in accordance with the Merger Agreement; provided, that if the terms of any such vested Performance Share Unit Award did not provide for settlement upon a change in control, such vested Performance Share Unit Award has been instead converted automatically into a cash-settled Restricted Share Unit Award consistent with (i) above and shall be settled at the earliest time provided by its terms as is consistent with Section 409A of the Code.

The foregoing conversion is subject to the terms of the Merger Agreement and, in the event of a conflict between the Plan and the Merger Agreement, the Merger Agreement shall control. As of the Effective Time, CIBC assumed the Plan subject to the amendments reflected herein. From and after the Effective Time, and for greater certainty, except as necessary to in facilitate the actions noted above, no further Awards shall be granted under this Plan. All terms and conditions hereof are subject to, and shall be interpreted consistently with, the preceding sentence. The terms of this Plan, as amended herein, shall apply to all such Replacement Awards relating to Awards granted under this Plan.

2.                                      Definitions.

(a)                                 “Award” includes, without limitation, Stock Options (including Incentive Stock Options), Stock Appreciation Rights, Performance Share or Unit awards, Dividend or Equivalent Rights, Stock Awards, Restricted Share or Unit awards, Cash Awards or other awards  that are valued in whole or in part by reference to, or are otherwise based on, CIBC Common Shares, or other factors, all on a standalone, combination or tandem basis, as described in or granted under this Plan.

(b)                                 “Award Agreement” means an agreement or other writing, and any amendment or modification thereof (which agreement or other writing may be framed as a subplan, program, notification, statement, resolutions or other document and may be in electronic format), provided by PrivateBancorp and/or CIBC, as applicable, to each Participant setting forth the terms and conditions of each Award made under this Plan.

(c)                                  “Board” means the board of directors of CIBC.

(d)                                 “Cash Award” has the meaning specified in Section 6(i).

(e)                                  “Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(i)                                     Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of CIBC or any of its subsidiaries, or (B) a corporation owned directly or indirectly by the stockholders of CIBC in substantially the same proportions as their ownership of stock of CIBC, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of CIBC representing 30% or more of the total voting power of the then outstanding shares of capital stock of CIBC entitled to vote generally in the election of directors (the “Voting Stock”), provided, however, that the following shall not constitute a change in control: (1) such person becomes a beneficial owner of 30% or more of the Voting Stock as the result of an acquisition of such Voting Stock directly from CIBC, or (2) such person becomes a beneficial owner of 30% or more of the Voting Stock as a result of the decrease in the number of outstanding shares of Voting Stock caused by the repurchase of shares by CIBC; provided, further, that in the event a person described in clause (1) or (2) shall thereafter increase (other than in circumstances described in clause (1) or (2)) beneficial ownership of stock representing more than 1% of the Voting Stock, such person shall be deemed to become a beneficial owner of 30% or more of the Voting Stock for purposes of this paragraph (i), provided such person continues to beneficially own 30% or more of the Voting Stock after such subsequent increase in beneficial ownership, or

(ii)                                  Individuals who, as of the Effective Date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director, whose election or nomination for election by CIBC’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of CIBC (as such terms are used in Rule 14a-11 promulgated under the Exchange Act); or

(iii)                               Consummation of a reorganization, merger or consolidation or the sale or other disposition of all or substantially all of the assets of CIBC (a “Business Combination”), in each case, unless (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the total voting power represented by the voting securities entitled to vote generally in the election of directors of CIBC resulting from the Business Combination (including, without limitation, a corporation which as a result of the Business Combination owns CIBC or all or substantially all of CIBC’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to the Business Combination of the Voting Stock of CIBC, and (2) at least a majority of the members of the board of directors of CIBC resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or action of the Incumbent Board, providing for such Business Combination; or

(iv)                              Approval by the stockholders of CIBC of a plan of complete liquidation or dissolution of CIBC; or

(v)                                 a sale or other transfer of the voting securities of The PrivateBank and Trust Company (the “Bank”), whether by stock, merger, joint venture, consolidation or otherwise, such that following said transaction CIBC does not directly, or indirectly through majority owned subsidiaries, retain more than 50% of the total voting power of the Bank represented by the voting securities of the Bank entitled to vote generally in the election of the Bank’s directors; or (II) a sale of all or substantially all of the assets of the Bank other than to CIBC or any subsidiary of CIBC.

(f)                                   “CIBC” means Canadian Imperial Bank of Commerce.

(g)                                  “CIBC Common Share” means a common share in the capital of CIBC.

(h)                                 “CIBC Insiders” has the meaning ascribed to the term “Insiders” for the purposes of the TSX rules relating to Securities-Based Compensation Arrangements.

(i)                                     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(j)                                    “Committee” means (a) prior to the Effective Time, the Compensation Committee of the PrivateBancorp board of directors, or such other committee of the Board as may have been designated by the PrivateBancorp board of directors from time to time to administer this Plan; or (b) after the Effective Time, the Management Resources and Compensation Committee of the Board or such other committee of the Board as may be designated by the Board from time to time to administer this Plan, in each case as context requires. The Committee shall be appointed by the Board, shall consist of three or more outside, independent members of the Board, and in the judgment of the Board, to the extent required by applicable law or rules and regulations of the NYSE (or such other stock exchange on which the CIBC Common Shares are traded), shall be qualified to administer the Plan as contemplated by (i) Rule 16b-3 of the Securities Exchange Act of 1934 (or any successor rule), (ii) Section 162(m) of the Code, as amended, and the regulations thereunder (or any successor Section and regulations), and (iii) any rules and regulations of the NYSE (or such other stock exchange on which the CIBC Common Shares are traded).  The Board may, at any time and in its complete discretion, remove any member of the Committee and fill any vacancy in the Committee.

(k)                                 “Director” means a director of CIBC or a Subsidiary.

(l)                                     “Dividend or Equivalent Rights” has the meaning specified in Section 6(f).

(m)                             “Effective Date” has the meaning specified in Section 15.

(n)                                 “Employee” means an employee of CIBC or a Subsidiary.

(o)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p)                                 “Fair Market Value” of one CIBC Common Share means the average closing price on the TSX, in Canadian dollars, of one CIBC Common Share for the ten (10) Trading Days preceding the applicable date, converted to US dollars using the average closing exchange rate for the same ten (10) Trading Days.

(q)                                 “Incentive Stock Option” has the meaning specified in Section 6(b).

(r)                                    “NYSE” means the New York Stock Exchange.

(s)                                   “Other Incentive Award” has the meaning specified in Section 6(j).

(t)                                    “Participant” means an Employee or Director who has been granted an Award under the Plan.

(u)                                 “Performance Criteria” has the meaning in Section 7.

(v)                                 “Performance Share” has the meaning specified in Section 6(d).

(w)                               “Performance Share Unit” has the meaning specified in Section 6(e).

(x)                                 “Plan” means this PrivateBancorp, Inc. Amended and Restated 2011 Incentive Compensation Plan.

(y)                                 “Plan Year” means a twelve-month period beginning with January 1 of each year.

(z)                                  “Predecessor Plan” means the PrivateBancorp, Inc. 2007 Long-Term Incentive Compensation Plan.

(aa)                          “Previously-Acquired Shares” means CIBC Common Shares acquired by the Participant or any beneficiary of Participant other than pursuant to an Award under this Plan.

(bb)                          “PrivateBancorp” means PrivateBancorp, Inc., a Delaware corporation.

(cc)                            “PrivateBancorp Common Stock” means the common stock, no par value, of PrivateBancorp.

(dd)                          “Restriction Period” means a period of time beginning as of the date upon which an Award subject to restrictions or forfeiture provisions is made pursuant to this Plan and ending as of the date upon which the CIBC Common Share(s) subject to such Award is no longer restricted or subject to forfeiture provisions.

(ee)                            “Restricted Share” has the meaning specified in Section 6(d).

(ff)                              “Restricted Share Unit” has the meaning specified in Section 6(e).

(gg)                            “Securities-Based Compensation Arrangement” has the meaning ascribed thereto in the TSX rules.

(hh)                          “Stock Appreciation Right” has the meaning specified in Section 6(c).

(ii)                                  “Stock Award” has the meaning specified in Section 6(g).

(jj)                                “Stock Option” has the meaning specified in Section 6(a).

(kk)                          “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which CIBC has or obtains, directly or indirectly, a proprietary interest of at least 50% by reason of stock ownership or otherwise.

(ll)                                  “Trading Day” means a day on which Shares are available for trading through the facilities of the TSX.

(mm)                  “TSX” means the Toronto Stock Exchange.

3.                                      Eligibility. Any Employee or Director selected by the Committee is eligible to receive an Award.

4.                                      Plan Administration.

(a)                                 Except as otherwise determined by the Board, the Plan shall be administered by the Committee. The Committee shall make determinations with respect to the participation of Employees and Directors in the Plan and, except as otherwise required by law or this Plan, the terms of Awards and Award Agreements, including vesting schedules, exercise prices, length of relevant performance, Restriction Period, option term, dividend rights, post-retirement and termination rights, payment alternatives such as cash, stock, contingent awards or other means of payment consistent with the purposes of this Plan, and such other terms and conditions as the Committee deems appropriate.

(b)                                 The Committee, by majority action thereof (whether taken during a meeting or by written consent), shall have authority to interpret and construe the provisions of the Plan and the Award Agreements, to decide all questions of fact arising in its application and to make all other determinations pursuant to any Plan provision or Award Agreement which shall be final and binding on all persons. To the extent deemed necessary under applicable law or otherwise advisable, including for purposes of Section 16 of the Exchange Act or Section 162(m) of the Code, a member or members of the Committee may recuse himself or themselves from any action, in which case action taken by the majority of the remaining members shall constitute action by the Committee. No member of the Committee shall be liable for any action or determination made in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement in the manner provided in CIBC’s articles and by-laws, by agreement or otherwise as may be amended from time to time.

(c)                                  To the extent permitted by the Bank Act (Canada) and otherwise under applicable law, the Committee may, by a resolution adopted by the Committee, authorize one or more officers of CIBC to take such other actions which the Committee is authorized to take under this Plan. To the extent deemed necessary or advisable, the Board may act as the Committee hereunder.

5.                                      Stock Subject to the Provisions of the Plan.

(a)                                 The CIBC Common Shares subject to the provisions of this Plan may be issued from treasury.

(b)                                 The maximum number of CIBC Common Shares which may be issued from treasury under this Plan (including upon the exercise of Stock Options issued and outstanding pursuant to this Plan or upon the issuance of Restricted Shares) shall not exceed in the aggregate 1,000,000 CIBC Common Shares.

(c)                                  The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate.

(d)                                 To the extent provided by the Committee, any Award may be settled in cash rather than CIBC Common Shares.

(e)                                  Subject to Section 11, the following limitations shall apply to Awards under the Plan:

(i)                                     Awards under the Plan shall not be paid in CIBC Common Shares issued from treasury if, at the time of such issuance, such issuance could result, at any time, in:

(A)                               the number of CIBC Common Shares reserved for issuance to Insiders under the Plan, together with Shares reserved for issuance to CIBC Insiders under all other Securities-Based Compensation Arrangements, exceeding 10% of the issued and outstanding Shares; or

(B)                               the issuance to CIBC Insiders, within a one year period, of a number of Shares under the Plan, together with Shares that may be issued to CIBC Insiders under all other Securities-Based Compensation Arrangements, exceeding 10% of the issued and outstanding Shares.

(ii)                                  The maximum dollar amount for a Cash Award that may be earned under the Plan with respect to any Plan Year shall be $5 million.  Any amount earned with respect to a Cash Award with respect to which performance is measured over a period greater than one Plan Year shall be deemed to be earned ratably over the number of full and partial Plan Years in the period.

6.                                      Awards under this Plan. As the Board or Committee may determine, the following types of Awards may be granted under this Plan on a standalone, combination or tandem basis. Notwithstanding the foregoing, from and after the Effective Time, no further Awards shall be granted under this Plan.

(a)                                 Stock Option. A right to buy a specified number of shares of CIBC Common Shares at a fixed exercise price during a specified time; provided that the exercise price of any Stock Option shall not be less than 100% of the fair market value of the underlying stock on the date of grant of such Award. Notwithstanding the authority granted to the Committee pursuant to Section 4 of the Plan, once a Stock Option is granted, the Committee shall have no authority to reduce the exercise price of any Stock Option, nor may any Stock Option granted under the Plan be surrendered in exchange for cash or as consideration for the grant of a new Stock Option with a lower exercise price without the approval of stockholders, except pursuant to Section 11 below related to an adjustment in the number of CIBC Common Shares. CIBC may not provide loans to its directors or officers with below market terms in connection with their exercise of Stock Options granted under the Plan.

(b)                                 Incentive Stock Options. An Award in the form of a Stock Option intended to qualify as an incentive stock option under Section 422 of the Code and which shall comply with the requirements of Section 422 of the Code or any successor Section of the Code as it may be amended from time to time.

(c)                                  Stock Appreciation Right. A right to receive the excess of the fair market value of a share of common stock on the date the Stock Appreciation Right is exercised over the fair market value of a share of common stock on the date the Stock Appreciation Right was granted. Notwithstanding the authority granted to the Committee pursuant to Section 4, once a Stock Appreciation Right is granted, the Committee shall have no authority to reduce the fair market value of a share of common stock on the date the Stock Appreciation Right is granted, nor may any Stock Appreciation Right granted under the Plan be surrendered to the Corporation in exchange for cash or as consideration for the grant of a new Stock Appreciation Right, except pursuant to Section 11 below related to an adjustment in the number of CIBC Common Shares.

(d)                                 Restricted Share and Performance Share. A transfer of CIBC Common Shares, to a Participant, subject to such restrictions on transfer or other incidents of ownership, and/or in the case of Performance Shares subject to performance standards established pursuant to Section 7 below, for such periods of time as the Committee may determine.

(e)                                  Restricted Share Unit and Performance Share Unit. A fixed or variable share or dollar denominated unit subject to such conditions of vesting, and time of payment, and/or in the case of Performance Share Units, performance standards established pursuant to Section 7 below, as the Committee may determine, which are valued at the Committee’s discretion in whole or in part by reference to, or otherwise based on, the Fair Market Value of CIBC Common Shares and which shall be paid in cash.

(f)                                   Dividend or Equivalent Right. A right to receive dividends or their equivalent in value in CIBC Common Shares, cash or in a combination of both with respect to any new or previously existing Award.

(g)                                  Stock Award. An unrestricted transfer of ownership of CIBC Common Shares.

(h)                                 Awards under Deferred Compensation or Similar Plans. The right to receive a cash payment based on the Fair Market Value of a CIBC Common Share,

granted under this Plan or any deferred compensation or similar plan established from time to time by PrivateBancorp.

(i)                                     Cash Award. An award denominated in cash that may be earned pursuant to the achievement of Performance Criteria set forth in Section 7 during a performance cycle period equal to one Plan Year or such other period of time as determined by the Committee or that may be earned under PrivateBancorp’s annual bonus, multi-year bonus or other incentive or bonus plans.

(j)                                    Other Incentive Awards. Other Incentive Awards which are related to or serve a similar function to those Awards set forth in this Section 6, including, but not limited to, Other Incentive Awards related to the establishment or acquisition by PrivateBancorp or any Subsidiary of a new or start-up business or facility.

7.                                      Performance-Based Awards. The Committee may from time to time, establish Performance Criteria with respect to an Award. The Performance Criteria or standards for an Award shall be determined by the Committee in writing, shall be measured for achievement or satisfaction during the period in which the Committee permitted such Participant to satisfy or achieve such Performance Criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated and may be based on or adjusted for any other objective goals, events, or occurrences established by the Committee, provided that such criteria or standards relate to one or more of the following: return measures (including, but not limited to total stockholder return, return on assets and return on equity), earnings, net income, net income available to common stockholders, earnings per share, total revenues, net interest income, net interest margin, non-interest income, efficiency ratios, expenses, stock price, market share, charge-offs, loan loss reserves, assets, deposits, client deposits, loans, capital (including regulatory capital measures), asset quality levels, non-performing assets, the fair market value of the CIBC Common Shares or assets, investments, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, or achievement of balance sheet or income statement objectives. Performance Criteria may include or exclude (provided such inclusion or exclusion, as the case may be, is in writing) securities, loans and other assets gains and losses, extraordinary charges, losses from discontinued operations, certain deferred tax asset adjustments, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses, including expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions. Such Performance Criteria may be particular to a line of business, Subsidiary or other unit or may be based on the performance of CIBC or Holdco generally, and may, but need not, be based upon a change or an increase or positive result.

8.                                      Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement. Delivery of an Award Agreement to each Participant shall constitute an agreement, subject to Section 9 hereof, between PrivateBancorp (prior to the Effective Time) or CIBC (after the Effective Time), as applicable, and the Participant as to the terms and conditions of the Award. An Award Agreement, and any required signatures thereon or authorization or acceptance thereof, may be in electronic format.

9.                                      Other Terms and Conditions.

(a)                                 No Assignment; Limited Transferability of Stock Options. Except as provided below, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of the Stock Options granted to a Participant to be on terms, that permit transfer by such Participant to:

(i)            the spouse, children or grandchildren of the Participant (“Immediate Family Members”);

(ii)           a trust or trusts for the exclusive benefit of the Participant or such Immediate Family Members (or both); or

(iii)          a partnership in which the Participant or such Immediate Family Members (or both) are the only partners, provided that:

(A)                               there may be no consideration for any such transfer;

(B)                               the Award Agreement pursuant to which such Stock Options are granted expressly provides for transferability in a manner consistent with this Section 9(a); and

(C)                               subsequent transfers of transferred Stock Options shall be prohibited except those in accordance with this Section 9(a).

Following transfer, any such Stock Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of this Section 9(a) hereof the term “Participant” shall be deemed to refer to the transferee. The provisions of the Stock Option relating to the period of exercisability and expiration of the Stock Option shall continue to be applied with respect to the original Participant, and the Stock Options shall be exercisable or received by the transferee only to the extent, and for the periods, set forth in said Stock Option.

(b)                                 Beneficiary Designation. Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and shall be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to his estate.

(c)                                  Termination of Employment. The disposition of the grant of each Award in the event of the retirement, disability, death or other termination of a Participant’s employment shall be as determined by the Committee and set forth in the Award Agreement.

(d)                                 Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to shares covered by an Award until the date the Participant or his nominee, guardian or legal representative is the holder of record; provided, however, that Participants holding Restricted Shares may exercise full voting rights with respect to those shares during the Restriction Period.

(e)                                  Dividends and Dividend Equivalents. Rights to dividends and Dividend Equivalents may be extended to and made a part of any Award (other than Stock Options, Incentive Stock Options or Stock Appreciation Rights), subject to such terms, conditions and restrictions as the Committee may establish; provided, however, that in no event shall dividends or Dividend Equivalents, if any, credited with respect to performance-based Awards be payable prior to the payment, if any, of such performance-based Award. The Committee may also establish rules and procedures for the crediting of Dividend Equivalents for Awards.

(f)                                   Payments by Participants. The Committee may determine that Awards for which a payment is due from a Participant (other than payments relative to withholding, which are addressed in Section 9(g) below) may be payable: (i) in cash by personal check, bank draft or money order payable to the order of CIBC, by money transfers or direct account debits; (ii) through the delivery or deemed delivery based on attestation to the ownership of Previously-Acquired Shares with a Fair Market Value equal to the total payment due from the Participant, if such method of payment is made available by CIBC, (iii) through a simultaneous exercise of the Participant’s Award and sale of the shares thereby acquired pursuant to a brokerage arrangement approved in advance by the Committee to assure its conformity with the terms and conditions of the Plan; (iv) by a combination of the methods described in (i), and (ii) and (iii) above; or (v) by such other methods as the Committee may deem appropriate.

(g)                                  Withholding. Except as otherwise provided by the Committee in the Award Agreement or otherwise (i) the deduction of withholding and any other taxes required by law shall be made from all amounts paid in cash, and (ii) in the case of the exercise of Stock Options or payments of Awards in CIBC Common Shares, the Participant shall be required to pay the amount of any taxes required to be withheld in cash prior to receipt of such stock, or alternatively, CIBC may require or permit the Participant to elect to have withheld a number of shares, or, if permitted by CIBC, deliver such number of Previously-Acquired Shares, the Fair Market Value of which equals the minimum statutory withholding tax required be withheld from the shares to be received upon such exercise or payment.

(h)                                 Deferral. To the extent provided by the Committee in the Award Agreement or otherwise, the receipt of payment of cash or, if such method of payment is made available by CIBC, delivery of CIBC Common Shares that would otherwise be due under any Award other than a Stock Option or Stock Appreciation Right may be deferred pursuant to an applicable deferral plan established by PrivateBancorp. The Committee shall establish rules and procedures relating to any such deferrals and the payment of any tax withholding with respect thereto.

(i)                                     Other Restrictions, Limitations and Clawback.

(i)                                     The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events or circumstances in addition to any otherwise applicable vesting, performance conditions, or delayed or deferred payment or holding period requirements of an Award. Such events may include, but shall not be limited to, (a) termination of employment for cause, (b) fraudulent, illegal or misconduct, (c) violation of any CIBC and/or Subsidiary code of ethics, conflict of interest, insider trading or similar policy or code of conduct applicable to Participant, (d) breach of any noncompetition, nonsolicitation, confidentiality, or other restrictive covenant that may apply to the Participant, (e) other conduct by the Participant that is detrimental to the business or reputation of CIBC or its Subsidiaries or (f) requirements of applicable laws, rules or regulations, including TARP (as provided below). The Committee may legend the certificates issued in connection with an Award to give appropriate notice of any such restrictions.

(ii)                                  If CIBC is required to prepare an accounting restatement due to the material noncompliance of CIBC or a Subsidiary, as a result of misconduct, with any financial reporting requirement under the securities laws, and, as determined by the Committee in its sole and good-faith determination, the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 (and not otherwise exempted), or in other circumstances subjecting Participants to the obligation to repay including, but not limited to, circumstances prescribed by applicable law, rule or regulation, including the Regulatory Requirements (as defined below), then CIBC may recoup (clawback) incentive or other compensation through any or all of the following methods: (i) the Participant shall reimburse CIBC with respect to payments received upon exercise or in settlement of an Award earned or accrued, (ii) outstanding Awards (whether vested or unvested) shall be reduced, surrendered or canceled, in such amount and with respect to such time period as the Committee shall determine to be required by applicable law, rules or regulation, or (iii) CIBC may withhold payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with CIBC’s otherwise applicable compensation practices. The amount to be so recouped shall be the amount by which such Participant’s Award(s) exceeded the amount that would have been payable to the Participant had the financial statements been initially filed as restated, or any greater or lesser amount as determined by the Committee, but in no less than the amount required to be recouped under the Regulatory Restrictions.

(iii)                               All Awards made under this Plan will also be subject to any other compensation, clawback or recoupment policies that are approved by the Board or the Committee (whether approved prior to or after the Effective Date of this Plan or the date of the Award) as such policies may be applicable to any particular Employee from time to time.

(j)                                    Regulatory Requirements. Anything in the Plan or an Award to the contrary notwithstanding, it is intended that, to the extent required, this Plan and Awards granted hereunder comply with legislative or regulatory limitations or requirements which may become applicable to CIBC or a Subsidiary and the Awards made hereunder, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations issued thereunder (collectively, the “Regulatory Requirements”), including, but not limited to, provisions limiting, delaying or deferring payment of certain bonus, incentive or retention compensation or “golden parachute payments” to certain officers or highly compensated employees, requiring that CIBC or a Subsidiary may recover (claw-back) bonus and incentive compensation in certain circumstances, and precluding bonus and incentive arrangements that encourage unnecessary or excessive risks that threaten the value of CIBC or a Subsidiary , in each case within the meaning of the Regulatory Requirements, and only to the extent applicable to  CIBC or a Subsidiary  and a Participant. The application of this Section 9(j) is intended to, and shall be interpreted, administered and construed to, cause the Plan and Awards to comply with the Regulatory Requirements and, to the maximum extent consistent with this Section 9(j) and the Regulatory Requirements, to permit the operation of the Plan and each Award in accordance with the terms and conditions thereof before giving effect to the provisions of this Section 9(j) or the Regulatory Requirements.

(k)                                 Code Section 409A. This Plan is intended to comply and shall be administered in a manner that is intended to comply with Code Section 409A and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Code Section 409A, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A, including regulations or other guidance issued with respect thereto (collectively, “Section 409A”), except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A shall be amended to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A. In the case of amounts not intended to be deferrals of compensation subject to Section 409A, payment or settlement of amounts under such Awards shall occur not later than March 15 of the year following the year in which the Participant has a legally-binding right to payment or settlement. In the case of amounts intended to be deferrals of compensation subject to Section 409A, the initial deferral election shall be made and become irrevocable not later than December 31 of the year immediately preceding the year in which the Participant first performs services related to such compensation, provided that the timing of such initial deferral election may be later as provided in Section 409A with respect to initial participation in the Plan and for “performance-based compensation” as defined under Section 409A. If an amount payable under an Award as a result of the separation from service (other than due to death) occurring while the Participant is a “specified employee” constitutes a deferral of compensation subject to Section 409A, then payment of such amount shall not occur until six (6) months and a day after the date of Participant’s “separation from service” except as permitted under Section 409A.

(l)                                     Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of CIBC Common Shares, the transfer of such shares may be affected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

10.                               Amendments, Modification and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part, subject to any requirement of stockholder approval imposed by applicable law, rule or regulation. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

11.                               Adjustment. The aggregate number of CIBC Common Shares as to which Awards may be granted to Participants, the number of CIBC Common Shares set forth in the limitations in Section 5(b), the number of CIBC Common Shares covered by each outstanding Award, the exercise price per CIBC Common Share in each such Award and the terms and conditions of outstanding Awards, shall all be proportionately adjusted for any increase or decrease in the number of issued CIBC Common Shares resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by CIBC, or other change in corporate or capital structure; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. The Committee may also make the foregoing changes and any other changes, including changes in the classes of securities available, to the extent it is deemed necessary or desirable to preserve the intended benefits of the Plan for CIBC and the Participants in the event of any other reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution or similar transaction.

12.                               Rights as Employees or Directors. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of or as a Director of CIBC or a Subsidiary. Further, CIBC and each Subsidiary expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement issued hereunder.

13.                               Change of Control. Notwithstanding anything contained in this Plan to the contrary, and except as provided by the Committee in the applicable Award Agreement, the provisions of this Section 13 shall apply in the event of a Change of Control.

(a)                                 Conditional Vesting. Upon a Change of Control, except to the extent that another Award meeting the requirements of Section 13(b) (a “Replacement Award”) is provided to the Participant pursuant to Section 11 to replace an outstanding Award (the “Replaced Award”):

(i)                                     Any and all Stock Options and Stock Appreciation Rights granted hereunder shall become immediately exercisable;

(ii)                                  Any restrictions imposed on Restricted Shares and Restricted Share Units shall lapse; and

(iii)                               The payout opportunities attainable at target or, if greater, the amount determined by the Committee to have been earned thereunder based on performance through the date of the Change of Control, under all outstanding Awards of Performance Share Units, Performance Shares, Cash Awards and Other Incentive Awards shall be deemed to have been fully earned for the entire performance period(s) as of the effective date of the Change of Control. The vesting of all such awards shall be accelerated as of the effective date of the Change of Control, and in full settlement of such Awards, there shall be paid out in cash, or in the sole discretion of the Committee, CIBC Common Shares with a Fair Market Value equal to the amount of such cash, to Participants within thirty (30) days following the effective date of the Change of Control.

(b)                                 Replacement Awards. An Award shall meet the conditions of this Section 13(b) (and hence qualify as a Replacement Award) if:

(i)            It has a value at least equal to the value of the Replaced Award;

(ii)           It relates to publicly-traded equity securities of CIBC or its successor in the Change of Control or another entity that is affiliated with CIBC or its successor following the Change of Control; and

(iii)          Its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change of Control and the provisions of Section 13(c)).

Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 13(b) are satisfied shall be made by the Committee, as constituted immediately before the Change of Control, it its sole discretion.

(c)                                  Separation from Service. Upon an involuntary separation from service of a Participant (other than for cause) occurring in connection with or during the period of two (2) years after a Change of Control, all Replacement Awards held by the Participant to the extent not vested as of such separation, shall become fully vested and (if applicable) exercisable and free of restrictions.

14.                               Governing Law. To the extent that federal laws do not otherwise control, the Plan and all Award Agreements hereunder shall be construed in accordance with and governed by the law of the State of Delaware.

15.                               Effective Date and Term. This Plan was originally approved by the board of directors of PrivateBancorp on March 17, 2011 and approved by the stockholders of PrivateBancorp at the 2011 Annual Meeting of Stockholders. The board of directors of PrivateBancorp approved an amendment and restatement of this Plan effective as of April 11, 2014, and approved by stockholders of PrivateBancorp on May 22, 2014. This Plan, as amended and restated herein, is effective as of June 23, 2017 (the “Effective Date”) and shall remain in effect until terminated by the Board or until no further Awards remain outstanding hereunder.